Consent of Independent Certified Public Accountants

     We consent to the use of our report dated July 11, 1997 on the financial statements and financial highlights of Bull & Bear Dollar Reserves, a series of common stock of Bull & Bear Funds II, Inc. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 53 under the Securities Act of 1933 and Amendment No. 44 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Bull & Bear Dollar Reserves. We also consent to the references to our Firm in the Registration Statement and Prospectus.

/s/ Tait, Weller & Baker
     Tait, Weller & Baker

Philadelphia, Pennsylvania
August 26, 1997


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